SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2003

PILGRIM’S PRIDE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

110 South Texas Street
Pittsburg, Texas	75686-0093
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (903) 855-1000

Item 5. Other Events

Pilgrim’s Pride Corporation, a Delaware corporation, proposes to offer $100,000,000 aggregate principal amount of its senior unsecured notes due in 2011 (the “Notes”) under its registration statement on Form S-3 (No. 333-84861). This Current Report on Form 8-K is being filed for the purpose of filing the Prospectus Supplement and the other exhibits listed in Item 7(c) hereof.

On June 7, 2003, we entered into a Stock Purchase Agreement with ConAgra Foods, Inc., pursuant to which we agreed to purchase the ConAgra Foods chicken division for cash, shares of our common stock and subordinated notes. On August 11, 2003, we entered into Amendment No. 1 to the Stock Purchase Agreement. The amendment provides that, notwithstanding anything to the contrary in the Stock Purchase Agreement, we may, at our option, pay cash to ConAgra Foods in lieu of all or part of that portion of the purchase price that was to be represented by our subordinated notes; provided, however, that if we issue any subordinated notes to ConAgra Foods in payment of a portion of the purchase price, the initial principal amount of such subordinated notes must be at least $100 million, or such lesser amount as may be acceptable in writing to ConAgra Foods. The amendment also provides that we have the right to redeem any subordinated notes issued to ConAgra Foods; provided, however, that without the prior written consent of ConAgra Foods, we may not redeem less than 100% of such subordinated notes if ConAgra Foods at the time holds less than, or the redemption would result in ConAgra Foods holding less than, $100 million principal amount of such subordinated notes, or such lesser amount as may be acceptable in writing to ConAgra Foods.

Item 7. Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description

10.1	Amendment No. 1 to Stock Purchase Agreement dated August 11, 2003, between ConAgra Foods, Inc. and Pilgrim’s Pride Corporation

12.1	Pilgrim’s Pride Corporation Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

99.1	Prospectus Supplement of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PILGRIM’S PRIDE CORPORATION

Date: August 12, 2003	By:	/S/ Richard A. Cogdill
Richard A. Cogdill Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 1 to Stock Purchase Agreement dated August 11, 2003, between ConAgra Foods, Inc. and Pilgrim’s Pride Corporation

12.1	Pilgrim’s Pride Corporation Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP

99.1	Prospectus Supplement of the Company